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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARYx Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
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ARYX THERAPEUTICS, INC.
6300 Dumbarton Circle
Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of ARYX THERAPEUTICS, INC., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, May 19, 2010 at 9:00 a.m., local time, at our headquarters located at 6300 Dumbarton Circle, Fremont, California 94555, for the following purposes:

          1.     To elect the three nominees for director named herein to hold office until the 2013 Annual Meeting of Stockholders.

          2.     To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2010.

          3.     To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is March 29, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

David Nagler Secretary

Fremont, California
April 16, 2010

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Wednesday, May 19, 2010, at 9:00 a.m. local time at 6300 Dumbarton Circle, Fremont, California 94555.

The proxy statement and annual report to stockholders are available at www.edocumentview.com/ARYX. The Board of Directors recommends that you vote FOR each of the proposals identified above.

ARYX THERAPEUTICS, INC.
6300 Dumbarton Circle
Fremont, California 94555

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of ARYX THERAPEUTICS, INC. (sometimes referred to as the "Company" or "ARYx") is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or via the Internet.

        We intend to mail this proxy statement and accompanying proxy materials on or about April 16, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 29, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 33,461,975 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

        If on March 29, 2010 your shares were registered directly in your name with ARYx's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 29, 2010 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I attend the Annual Meeting?

        The meeting will be held on Wednesday, May 19, 2010 at 9:00 a.m. local time at our headquarters located at 6300 Dumbarton Circle, Fremont, California 94555. Directions to the Annual Meeting may

be found at www.aryx.com/wt/page/map_directions. Information on how to vote in person at the Annual Meeting is discussed below.

What am I voting on?

        There are two matters scheduled for a vote:

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  Proposal 1, the election of three directors nominated by the Board of Directors to serve until the 2013 annual meeting of stockholders; and

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  Proposal 2, ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2010.

What if another matter is properly brought before the meeting?

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote on those matters in accordance with their best judgment.

How do I vote?

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  For Proposal 1, you may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify.

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  For Proposal 2, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

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  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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  To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on May 19, 2010 to be counted.

  •
  To vote via the Internet, go to www.envisionreports.com/ARYX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on May 19, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ARYx. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 29, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of all three nominees for director and "For" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

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  You may submit another properly completed proxy card with a later date.

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  You may grant a subsequent proxy by telephone or via the Internet.

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  You may send a timely written notice that you are revoking your proxy to ARYx's Corporate Secretary at 6300 Dumbarton Circle, Fremont, California 94555.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        Your most current proxy vote is the one that is counted.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's Annual Meeting?

        Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2011 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 17, 2010. However, if our 2011 Annual Meeting of Stockholders is not held between April 19, 2011 and June 18, 2011, then the deadline will be a reasonable time prior to the time we begin to print and mail the proxy materials for such meeting. Such proposals should be delivered to the attention of our Corporate Secretary at 6300 Dumbarton Circle, Fremont, California 94555.

        Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2011 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year's proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on February 18, 2011 nor earlier than the close of business on January 19, 2011. However, if our 2011 Annual Meeting of Stockholders is not held between April 19, 2011 and June 18, 2011, to be timely, your notice must be so received not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting of Stockholders and not later than the close of business on the later of the ninetieth 90th day prior to the 2011 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Among other things, a stockholder's notice to our Corporate Secretary must set forth the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2011 Annual Meeting of Stockholders. The chairman of the 2011 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by our Board of Directors for the 2011 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our Bylaws, if the 2011 proxy statement briefly describes the matter and how our management's proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to Proposal 2, "Against" votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the

New York Stock Exchange, or NYSE, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

        Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

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  For the election of directors, the three nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

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  To be approved, "Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm," must receive "For" votes from the holders of a majority of outstanding shares present and entitled to vote either in person, by remote communication or by proxy at the Annual Meeting. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, March 29, 2010, there were 33,461,975 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published on a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

        This proxy statement and accompanying proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2009, are available at www.edocumentview.com/ARYX.

 PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors, or our Board, consists of eight members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their earlier death, resignation or removal or their successors are duly elected and qualified. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified or such director's earlier death, resignation or removal.

        Until February 2009, our Board consisted of nine members, including Dr. Robert Adelman who resigned from our Board at that time. In connection with Dr. Adelman's resignation, our Board reduced the authorized number of directors constituting the Board to eight members in accordance with our Bylaws.

        The term of office of our Class III directors will expire at the Annual Meeting. There are three directors eligible for nomination for the upcoming three-year term. Proxies cannot be voted for more than three persons. The three nominees for Class III director are Mr. Beier, Dr. Goddard and Mr. Rosenman, all of whom currently serve as Class III directors. If elected at the Annual Meeting, each of these nominees would serve until our 2013 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director's death, resignation or removal. We encourage directors and nominees for director to attend the Annual Meeting.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE TO THE BOARD.

MEMBERS OF THE BOARD OF DIRECTORS

        The following is information for each of the members of our Board as of the date of this proxy statement.

Name	Position with ARYx	Age	Director Since	Expiration of Term
Paul Goddard, Ph.D.	Chairman of the Board and Chief Executive Officer	60	August 2003	2010
Peter G. Milner, M.D.	President, Research and Development and Director	54	February 1997	2011
David W. Beier	Director	61	August 2008	2010
Lars G. Ekman, M.D., Ph.D.	Director	59	November 2003	2012
Keith R. Leonard	Director	47	September 2005	2012
Herm Rosenman	Director	61	January 2006	2010
Paul J. Sekhri	Director	51	September 2004	2012
Nicholas J. Simon	Director	55	June 2002	2011

CLASS III NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2013 ANNUAL MEETING

David W. Beier

        Mr. Beier is currently Senior Vice President of global government and corporate affairs for Amgen Inc., one of the world's leading biotechnology companies. Mr. Beier is responsible for global health care issues, health economics and outcomes research, corporate communications and philanthropy, and government affairs at the United States federal and state levels as well as with international governmental entities and organizations. Prior to joining Amgen, Mr. Beier was a partner in the international law firm of Hogan & Hartson, and was Vice President of government affairs and public policy for Genentech, Inc. Mr. Beier's extensive government experience includes serving as chief domestic policy advisor to Vice President Al Gore and as staff counsel in the U.S. House of Representatives. He received a B.A. from Colgate University and his J.D. from Albany Law School. The Nominating and Corporate Governance Committee of our Board, or the Nominating and Corporate Governance Committee, believes that Mr. Beier's extensive experience with government affairs, both in the private and public sectors, particularly as they relate to health care and related fields, will provide the Board with valuable insight into regulatory concerns.

Paul Goddard, Ph.D.

        Dr. Goddard has served as the Chairman of our Board since August 2003 and was appointed our Chief Executive Officer in April 2005. From March 2000 to August 2005, Dr. Goddard served as chairman and part-time executive of several companies including A.P. Pharma, Inc. and XenoPort, Inc., a biopharmaceutical company. From October 1998 until March 2000, he was chief executive officer of Elan Pharmaceuticals, Inc., the largest division of Elan Corporation plc, a biotechnology company. He was chief executive officer of Neurex Corporation, a biotechnology company, from February 1991 until October 1998 when the company was acquired by Elan Corporation plc. Prior to 1991, Dr. Goddard held various senior management positions at SmithKline Beecham plc, a pharmaceutical company, including senior vice president strategic marketing and senior vice president Far East region. He obtained his doctorate degree from St. Mary's Hospital, London, in the area of etiology and pathophysiology of colon cancer. Dr. Goddard serves on the board of directors of Adolor Corporation, a biopharmaceutical company, as chairman of A.P. Pharma, Inc., a pharmaceutical company, and as lead director of Onyx Pharmaceuticals, Inc., a biopharmaceutical company. He previously served as a director of Molecular Devices Corporation, a supplier of bioanalytical measurement systems, from September 1995 to May 2006. The Nominating and Corporate Governance Committee believes that Dr. Goddard's long tenure as our Chairman and Chief Executive Officer positions him to contribute to the Board his extensive knowledge of ARYx and to provide the Board continuity. In addition, the Nominating and Corporate Governance Committee believes that Dr. Goddard's experience in executive positions at other biotechnology and pharmaceutical companies has provided him with operational and industry expertise, as well as leadership skills, that are instrumental to the Board. In particular, Dr. Goddard's experience in guiding Neurex Corporation through its acquisition by Elan Corporation during his tenure as chief executive officer is expected to be especially valuable in view of our current exploration of strategic opportunities available to us.

Herm Rosenman

        Since June 2001, Mr. Rosenman has served as the senior vice president of finance and chief financial officer of Gen-Probe Incorporated, a company that produces products for the clinical laboratory and blood screening. Mr. Rosenman received a B.B.A. in finance and accounting from Pace University and an M.B.A. in finance from the Wharton School of the University of Pennsylvania. Mr. Rosenman previously served on the board of directors of Infinity Pharmaceuticals, Inc., a biopharmaceutical company, from December 2003 to December 2007. The Nominating and Corporate Governance Committee believes that, as a result of his long tenure in finance and executive positions, Mr. Rosenman brings substantial leadership skills and financial expertise to the Board, particularly through his roles as Lead Independent Director and audit committee financial expert.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2011 ANNUAL MEETING

Peter G. Milner, M.D.

        Dr. Milner is our co-founder and has served as our President, Research and Development, since April 2005. From February 1997 until February 2005, Dr. Milner served as our Chief Executive Officer. Dr. Milner is a board certified physician and cardiologist, and serves as voluntary clinical faculty at Stanford Veterans' Hospital. In June 1992, Dr. Milner co-founded CV Therapeutics, Inc., a biopharmaceutical company. Prior to CV Therapeutics, Inc., Dr. Milner was an assistant professor of medicine at Washington University in St. Louis, Missouri. Dr. Milner has numerous patents in his name and is the author of several scientific articles published in peer-reviewed journals. Dr. Milner attended the University of Liverpool, England where he received a bachelor of sciences degree with honors in biochemistry and a degree in medicine. He completed his postgraduate training in medicine at Johns Hopkins Medical School, cardiology and pharmacology at University of Virginia and molecular biology at Washington University in St. Louis. Dr. Milner is a Fellow of the American College of Cardiology, serves on the board of directors of California Healthcare Institute and the Scientific Advisory Board of Novartis Institute of Biomedical Research in Cambridge, Massachusetts. The Nominating and Corporate Governance Committee believes that Dr. Milner's long tenure with the Company brings continuity to the Board and that his scientific expertise and detailed understanding of our business position him to make an effective contribution to the scientific understanding of the Board.

Nicholas J. Simon

        Mr. Simon has served as a Managing Director of Clarus Ventures, a venture capital firm focused on life sciences companies, since the firm's inception in February 2005. In addition, Mr. Simon has been a general partner of MPM BioVentures III, a healthcare venture capital fund, since October 2001. From April 2000 to July 2001, Mr. Simon was chief executive officer and founder of Collabra Pharma, Inc., a pharmaceutical company. Mr. Simon served in various management positions at

Genentech, Inc., including as its vice president of business and corporate development. Mr. Simon is currently on the board of directors of several pharmaceutical companies: Achillion, Inc., Avanir, Inc., Neosil, Inc., QuatRx Pharmaceuticals Company, Pearl Therapeutics, Inc., Poniard Pharmaceuticals, Inc., Sientra, Inc. and Verus Pharmaceuticals, Inc. He is also on the advisory council of the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a bachelor of sciences degree in microbiology from the University of Maryland and a masters in business administration in marketing from Loyola College. The Nominating and Corporate Governance Committee believes Mr. Simon's financial and managerial expertise, particularly in the areas of business development and licensing of pharmaceutical products, as well as his extensive experience in the healthcare and pharmaceutical industries, provide valuable resources to the Board as it assesses both financial and strategic alternatives.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2012 ANNUAL MEETING

Lars G. Ekman, M.D., Ph.D.

        Dr. Ekman is currently chairman and chief executive officer of Cebix Inc. Dr. Ekman has also served as executive vice president and president, global R&D of Elan Pharmaceuticals. Prior to joining Elan, he served as executive vice president, R&D, at Schwarz Pharma AG, a pharmaceutical company. Dr. Ekman has also served in a variety of senior scientific and clinical functions at Pharmacia Corp., which was acquired by Pfizer, Inc., a pharmaceutical company. Dr. Ekman is a board certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his doctorate degree and doctorate of medicine degree from the University of Gothenburg, Sweden. Dr. Ekman serves on the board of directors at Elan Pharmaceuticals, Amarin Corp., InterMune, Ocera, Inc. and Cebix Inc. The Nominating and Corporate Governance Committee believes Dr. Ekman's corporate development, managerial and scientific expertise are valuable resources to the Board as it assesses both financial and strategic alternatives.

Keith R. Leonard

        Mr. Leonard has served as president and chief executive officer of Kythera Biopharmaceuticals, a biopharmaceutical company, since August 2005. From October 1991 to November 2004, Mr. Leonard held various positions with Amgen, Inc., a biopharmaceutical company, and its affiliates, most recently as senior vice president and general manager of Amgen Europe. Mr. Leonard holds a master of business administration from The Anderson School of Management, University of California, Los Angeles, a master of science in mechanical engineering from University of California, Berkeley, a bachelor of arts in history from University of Maryland, College Park, and a bachelor of science in engineering from University of California, Los Angeles. Mr. Leonard has also served on the board of directors at Affymax, Inc. since December 2007. The Nominating and Corporate Governance Committee believes Mr. Leonard's deep understanding of the pharmaceutical industry, particularly in the commercialization of pharmaceutical products, and prior managerial experience are important to the Board.

Paul J. Sekhri

        Mr. Sekhri has served as head of TPG Biotech, a financial services institution since January 2009. From December 2004 to December 2008, Mr. Sekhri served as President and Chief Executive Officer of Cerimon Pharmaceuticals. Prior to founding Cerimon, from October 2003 to December 2004, Mr. Sekhri was President and Chief Business Officer of ARIAD Pharmaceuticals, Inc., an oncology company. From December 2002 to September 2003, Mr. Sekhri was a partner at the Sprout Group, a venture capital affiliate of Credit Suisse, a financial services institution. From August 1999 to January 2003, Mr. Sekhri held various positions with Novartis Pharma AG, a pharmaceutical company, most recently as its senior vice president and head of global search and evaluation. Mr. Sekhri received his

M.Sc. and B.Sc. from the University of Maryland, School of Medicine. Mr. Sekhri also serves on the Board of Directors at A.P.T. Pharmaceuticals, KAI Pharmaceuticals and the Cancer Research Institute. He is also a member of the Advisory Board for The BioExec Institute, Inc and an advisor to the Brookings Global Health Financing Initiative. The Nominating and Corporate Governance Committee believes Mr. Sekhri's extensive corporate development, financial and managerial experience provide valuable resources to the Board as it assesses both financial and strategic alternatives.

CORPORATE GOVERNANCE AND BOARD MATTERS

INDEPENDENCE OF ARYX THERAPEUTICS' BOARD OF DIRECTORS

        The NASDAQ Stock Market LLC ("NASDAQ") listing standards require that a majority of the members of a listed company's board of directors qualify as "independent," as affirmatively determined by the board of directors. Our Board consults with our outside counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including within the meaning of the applicable NASDAQ listing standards, as in effect from time to time.

        Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and ARYx, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six current directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Ekman and Messrs. Beier, Leonard, Rosenman, Sekhri and Simon. The Board also previously affirmatively determined that Dr. Adelman, who resigned from the Board in February 2009, was an independent director in accordance with the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with ARYx. Dr. Goddard, our Chief Executive Officer, and Dr. Milner, our President, Research and Development, are not independent directors by virtue of their employment with the Company.

BOARD LEADERSHIP STRUCTURE

        We believe that combining the positions of Chairman and Chief Executive Officer helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chairman and Chief Executive Officer creates the potential to give rise to divided leadership, which could interfere with good decision making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chairman and Chief Executive Officer provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chairman and Chief Executive Officer is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is particularly advantageous to the stockholders to have Dr. Goddard in the combined positions at this time given his extensive history with and knowledge of the Company, as compared to a relatively less informed independent Chairman.

        The Board appointed Mr. Rosenman as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chairman and Chief Executive Officer: the lead independent director is empowered to, among other duties and responsibilities, establish agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chairman, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chairman and the independent directors, as well as other responsibilities further discussed in "—Lead Independent Director" below. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer's extensive history with and knowledge of the Company, and because Mr. Rosenman is empowered to play a significant role in the Board's leadership and in reinforcing the independence of the Board, we believe that it is advantageous for the Company to combine the positions of Chairman and Chief Executive Officer.

ROLE OF THE BOARD IN RISK OVERSIGHT

        The Board has an active role in overseeing management of ARYx's risks, which it administers directly as well as through various Board standing committees that monitor risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including information regarding our credit, liquidity and operations and the risks associated with each. The Audit Committee of the Board, or the Audit Committee, has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and manages risks associated with the independence of the Board and potential conflicts of interest. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee is responsible for evaluating certain risks and overseeing management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board met eight times during 2009. Each Board member except Mr. Beier attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served. Mr. Beier attended 75% of the aggregate number of meetings of the Board; however, he was unable to attend two meetings of the Compensation Committee.

        As required under applicable NASDAQ listing standards, in 2009, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. The following table provides membership and meeting information for 2009 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Paul Goddard, Ph.D.
Peter G. Milner, M.D.
David W. Beier		X	X
Lars G. Ekman, M.D., Ph.D.			X*
Keith R. Leonard	X		X
Herm Rosenman	X*
Paul J. Sekhri	X	X*
Nicholas J. Simon		X
Total meetings in 2009	- 4 -	- 3 -	- 1 -

*
Committee Chairman.

        The above table does not reflect the service of Dr. Adelman, who resigned from our Board in February 2009, on our Compensation Committee and Nominating and Corporate Governance Committee during 2009. In connection with Dr. Adelman's resignation, our Board appointed Mr. Beier as a member of our Compensation Committee and Nominating and Corporate Governance Committee in February 2009.

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. Each of our Board committees has adopted a written charter that is available to stockholders on our website at www.aryx.com, under the "Investors—Corporate Governance" tab. The contents of our website are not a part of this proxy statement.

Audit Committee

        Our Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to discharge the responsibilities of the Board with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

  •
  appointing and retaining a registered public accounting firm to serve as independent auditors to audit our financial statements, overseeing the independent auditors' work and determining the independent auditors' compensation;

  •
  approving in advance all audit services and non-audit services to be provided to us by our independent auditors;

  •
  reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditors' review of our quarterly financial statements;

  •
  conferring with management and our independent auditors about the scope, adequacy and effectiveness of our internal accounting controls;

  •
  reviewing and discussing with management and our independent auditors significant issues regarding accounting principles and policies and any material disagreements regarding financial reporting and accounting practices and policies;

  •
  reviewing and approving all related-party transactions; and

  •
  handling complaints regarding accounting, internal accounting controls or auditing matters and establishing procedures for the receipt, retention and treatment of such complaints.

        The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable NASDAQ listing standards. The Board has also determined that Mr. Rosenman is qualified as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission and the applicable NASDAQ listing standards. In making this determination, the Board has considered the nature and scope of experience Mr. Rosenman has previously had with reporting companies and his employment in the corporate finance sector. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Report of the Audit Committee of the Board of Directors

        The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009 with our management. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

  Mr. Herm Rosenman (Chairman)
  Mr. Keith R. Leonard
  Mr. Paul J. Sekhri

        The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the SEC and is not deemed to be incorporated by reference in any filing of ARYx under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The purpose of our Compensation Committee is to discharge the responsibilities of the Board to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. Specific responsibilities of our compensation committee include:

  •
  reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers;

  •
  evaluating and approving the compensation plans and programs advisable for ARYx, as well as evaluating and approving the modification or termination of existing plans and programs;

  •
  establishing policies with respect to equity compensation arrangements;

  •
  reviewing regional and industry-wide compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry;

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  reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers;

  •
  evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to ARYx and otherwise furthering the Compensation Committee's policies; and

  •
  reviewing with management our Compensation Discussion and Analysis and considering whether to recommend that it be included in our proxy statements and other filings.

        Each member of our Compensation Committee is independent within the meaning of applicable NASDAQ listing standards, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act, and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Role of Our Compensation Committee in Setting Executive Compensation

        Our Compensation Committee approves, administers and interprets our executive compensation program. The Compensation Committee was appointed by our Board, and consists solely of directors who are "outside directors" for purposes of Section 162(m) and "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Our Compensation Committee is comprised of Messrs. Sekhri, Simon and Beier.

        The Compensation Committee has established a compensation philosophy for our company. It is applied to all employees including officers. Generally, the philosophy establishes that base cash salary, company-provided benefits (health, dental and vision care insurance, paid vacation and other holidays, and matches to employee contributions into a 401(k) plan), equity awards and discretionary cash incentive payments constitute total compensation. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation among these elements, we intend to implement and maintain compensation plans that tie a substantial portion of our executives' overall compensation to the achievement of corporate goals and value-creating milestones. We believe that performance and equity-based compensation are important components of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining highly-qualified executives. Our compensation philosophy also provides that total compensation is intended to remain competitive with similar biotechnology and pharmaceutical companies, while also taking into account the current circumstances of the Company, so that we can attract and retain the most talented and dedicated employees. However, the compensation of our executive officers is based in part on the terms of employment agreements we entered into with each of our executive officers at the time they joined the company, which are more fully described under "Executive Compensation—Executive Employment Agreements" below. These agreements set forth the initial base salaries for our executive officers as well as initial targeted cash incentive payments and the equity awards provided (subject, in each case, to the final determination of our Compensation Committee or the Board).

        None of our executive officers, other than our Chief Executive Officer, participate in the Compensation Committee's executive compensation discussions, and our Chief Executive Officer does not participate in the portion of any Compensation Committee or Board meetings regarding the review of his own performance or the determination of the actual amounts of his compensation The Compensation Committee does not delegate any of its functions to others in determining executive compensation. However, our Compensation Committee retains the services of a third-party executive compensation specialist from time to time, as it sees fit, in connection with the establishment and administration of our executive compensation program and related policies.

Compensation Committee Process

        To assess the competitiveness of our executive compensation program and compensation levels, the Compensation Committee conducts an annual benchmark review of the aggregate level of our executive compensation program, as well as the mix of elements used to compensate our executive officers. As part of this review, the Compensation Committee considers recommendations from Paul Goddard, our Chief Executive Officer, and human resources input from David Nagler, our Vice President Corporate Affairs, in determining executive compensation. While Dr. Goddard and Mr. Nagler provide valuable input to the Compensation Committee, they do not participate in determining their own compensation. The information provided by our human resources department consists of the results of our annual performance reviews.

        Beginning in 2007 in connection with our initial public offering, the Compensation Committee has retained Radford Surveys + Consulting, or Radford, an independent compensation consulting firm, to provide us and the Compensation Committee with assistance in reviewing our overall compensation philosophy in comparison to market trends and industry standards, designating a peer group of companies for benchmarking and assessing competitive market data on executive compensation, as well as for non-executive employees. Radford also attends meetings from time to time at the request of the Compensation Committee and makes recommendations, including recommendations relating to executive compensation. During 2009, the Compensation Committee again retained Radford to advise on executive compensation, including assessing pay philosophy and recommending modification of our peer group of companies based on our current business parameters.

        Based on the Compensation Committee's philosophy, we benchmark our executive compensation against the median updated compensation paid by these peer companies. Elements of compensation benchmarked included base salary, cash incentive payments and long-term equity compensation. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that it is an important part of our decision-making process.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of our Board is responsible for, among other things:

  •
  establishing criteria for Board membership and identifying, evaluating, reviewing and recommending candidates for election to our Board, as well as making recommendations to our Board regarding the membership of the committees of our Board;

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  assessing the performance of our Board and its committees and of individual directors;

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  developing, reviewing and assessing our corporate governance principles; and

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  overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting and financial matters, which are delegated to the Audit Committee.

        Each member of our Nominating and Corporate Governance Committee is independent within the meaning of applicable NASDAQ listing standards.

        Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of ARYx, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and ARYx, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, unless the Board chooses to undertake this assessment, the Nominating and Corporate Governance Committee reviews these directors' overall service to ARYx during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors' independence. For the Annual Meeting, the Nominating and Corporate Governance Committee assessed the qualifications and overall service of Mr. Beier, Dr. Goddard and Mr. Rosenman, before recommending to our Board these director nominees for reelection by our stockholders at the Annual Meeting. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

LEAD INDEPENDENT DIRECTOR

        If at any time the Chairman of our Board is not an independent director, the Board may designate one of the independent directors then on our Board to serve as our lead independent director. The responsibilities of our lead independent director include:

  •
  consulting with and acting as a liaison between the Board and Chairman of the Board;

  •
  establishing the agendas for meetings of the Board and serving as chairman of such meetings in the absence of the Chairman of the Board;

  •
  establishing the agenda and presiding over meetings of the independent members of the Board;

  •
  coordinating with Board committee chairs regarding committee meeting agendas and informational requirements;

  •
  presiding over any portions of meetings of the Board at which the evaluation or compensation of our Chief Executive Officer or the performance of the Board is presented or discussed;

  •
  coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman of the Board; and

  •
  otherwise consulting with the Chairman of the Board and management on matters relating to corporate governance and Board performance matters.

        In performing the duties described above, the lead independent director is expected to consult with the chairmen of the committees of the Board and solicit their participation in order to avoid diluting the authority or responsibilities of such committees. If the Chairman of the Board is an independent director, then he or she shall perform the functions otherwise assigned to our lead independent director.

        Since the Board has deemed Dr. Goddard, our current Chairman of the Board, to not be an independent director within the meaning of the applicable NASDAQ listing standards, the Board has designated Mr. Rosenman as the lead independent director of the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Our stockholders may communicate with the Board by writing our Corporate Secretary at ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555. Our Corporate Secretary will review these communications and will determine whether they should be presented to our Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving ARYx will be promptly and directly forwarded to the Audit Committee.

CODE OF CONDUCT

        In 2007, our Board adopted a Code of Conduct that applies to all of our employees, executive officers, directors and consultants, and incorporates guidelines designed to deter wrongdoing and to promote the honest and ethical conduct and compliance with applicable laws and regulations. In addition, our Code of Conduct incorporates our guidelines pertaining to topics such as conflicts of interest and workplace behavior. We regularly review our Code of Conduct with all employees and ask that they confirm their familiarity with them. We also have posted the text of our Code of Conduct on our website at http://www.aryx.com under the "Investors—Corporate Governance" tab. The contents of our website are not a part of this proxy statement. We intend to promptly disclose (1) the nature of any amendment to our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Conduct that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

DIRECTOR COMPENSATION

Cash Compensation Arrangements

        Pursuant to our compensation program for non-employee directors, during 2009 each member of our Board who was not an employee or an officer of ARYx received the following cash compensation for Board services, as applicable:

  •
  a $20,000 annual retainer for service as a Board member;

  •
  a $15,000 or $7,500 supplemental annual retainer for service as chairman or member of the Audit Committee, respectively;

  •
  a $10,000 or $5,000 supplemental annual retainer for service as chairman or member of the Compensation Committee, respectively;

  •
  a $5,000 or $2,500 supplemental annual retainer for service as chairman or member of the Nominating and Corporate Governance Committee, respectively;

  •
  a $5,000 supplemental annual retainer for services as lead independent director of the Board; and

  •
  $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference).

        We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of the Board.

2007 Non-Employee Directors' Stock Option Plan

        Our 2007 Non-Employee Directors' Stock Option Plan, or 2007 Directors' Plan, became effective in connection with our initial public offering in November 2007. The 2007 Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors over their period of service on our Board. As of December 31, 2009, the number of shares of common stock that may be issued under the 2007 Directors' Plan is 283,328 shares. The number of shares of common stock reserved for issuance will automatically increase on January 1st of each year through and including January 1, 2017, by the excess of (a) the number of shares of common stock subject to options granted during the preceding calendar year, over (b) the number of shares added back to the share reserve during the preceding calendar year. If any option expires or terminates for any reason, in whole or in part, without having been exercised in full, the shares of common stock not acquired under such option will become available for future issuance under the 2007 Directors' Plan. The following types of shares issued under the 2007 Directors' Plan may again become available for the grant of new options: (a) any shares withheld to satisfy withholding taxes, (b) any shares used to pay the exercise price of an option in a net exercise arrangement and (c) shares tendered to us to pay the exercise price of an option.

        Pursuant to the terms of the 2007 Directors' Plan, any individual who first becomes a non-employee director is automatically granted an option to purchase 16,666 shares of our common stock, with an exercise price equal to the then fair market value of our common stock. Each initial option vests in a series of 36 successive equal monthly installments measured from the date of grant. In addition, on April 30th of each year beginning in 2009, each non-employee director will automatically be granted a non-statutory stock option to purchase 6,666 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. The shares subject to each such annual option vest in a series of 12 successive equal monthly installments measured from the date of grant. All stock options granted under the 2007 Directors' Plan will have a maximum term of ten years.

        If a non-employee director's service relationship with us, or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant of ours or an affiliate, ceases for any reason other than disability or death, or after any 12-month period following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If such an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the option for a period of 12 months in the event of disability, and 18 months in the event of death. If such an optionee's service terminates within 12 months following a specified change in control transaction, the optionee may exercise the option for a period of 12 months following the effective date of such a transaction. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        In the event of certain significant corporate transactions, all outstanding options under the 2007 Directors' Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our Board may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (a) the value of the property that the optionee would have received upon exercise of the option, over (b) the exercise price otherwise payable in connection with the option. In addition, the vesting and exercisability of options held by non-employee directors who are either required to resign their position in connection with a specified change in control transaction or are removed from their position in connection with such a change in control will be accelerated in full.

Director Compensation Table

        The following table sets forth certain information with respect to the compensation of all our non-employee directors for the year ended December 31, 2009. Dr. Goddard, our Chief Executive Officer, and Dr. Milner, our President, Research and Development, are not listed in the following table since they are employees of ARYx and receive no additional compensation for serving on our Board or its committees.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Robert Adelman, M.D.(3)	$2,083	$0	$2,083
David W. Beier(4)	33,500	17,517	51,017
Lars Ekman, M.D., Ph.D.(5)	33,000	17,517	50,517
Keith R. Leonard(6)	39,000	17,517	56,517
Herm Rosenman(7)	46,000	17,517	63,517
Paul J. Sekhri(8)	45,500	17,517	63,017
Nick Simon(9)	32,000	17,517	49,517

(1)
Consists of fees earned for Board and committee meeting attendance.

(2)
The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted pursuant to our equity compensation plans in the year ended December 31, 2009. These amounts have been calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our directors during 2009. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)
Dr. Adelman resigned from our Board in February 2009. Any outstanding options held by Dr. Adelman subject to vesting as of February 5, 2009, were cancelled as a result of Dr. Adelman's resignation from our Board.

(4)
As of December 31, 2009, Mr. Beier held options to purchase 23,332 shares of our common stock.

(5)
As of December 31, 2009, Dr. Ekman held options to purchase 38,332 shares of our common stock.

(6)
As of December 31, 2009, Mr. Leonard held options to purchase 38,332 shares of our common stock.

(7)
As of December 31, 2009, Mr. Rosenman held options to purchase 38,332 shares of our common stock.

(8)
As of December 31, 2009, Mr. Sekhri held options to purchase 38,332 shares of our common stock.

(9)
As of December 31, 2009, Mr. Simon held options to purchase 38,332 shares of our common stock.

 PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 and has further directed that management submit the selection of Ernst & Young LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our statement of financial positions since 2002 and the related statements of operations, stockholders' equity, and cash flows since our inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of ARYx and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

        Aggregate fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, during the years ended December 31, 2009 and 2008 were as follows:

	Year Ended
	December 31, 2009	December 31, 2008
	(in thousands)
Audit Fees(1)	$352,054	$371,191
Audit-Related Fees(2)	98,113	44,163
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$450,167	$415,954

(1)
Audit Fees—This category includes aggregate fees billed by our independent registered public accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings for those years.

(2)
Audit-Related Fees—This category consists of services by our independent registered public accounting firm that, including accounting consultations on transaction related matters and required SEC regulatory filings, are reasonably related to the performance of the audit or review of our financial statements and are not reported above under Audit Fees.

(3)
Tax Fees—This category consists of fees billed by our independent registered public accounting firm for services related to tax compliance, tax advice and tax planning.

(4)
All Other Fees—During the years ended December 31, 2009 and 2008, we did not incur any fees from Ernst & Young LLP for other professional services.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm's independence.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and our four other highest paid executive officers for the years ended December 31, 2009 and 2008. The officers listed in the table below are referred to in this proxy statement as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Paul Goddard, Ph.D.	2009	450,981	—	405,435	8,869	(3)	865,285
Chairman and Chief Executive Officer	2008	437,850	—	528,596	2,902	(4)	989,619
Peter G. Milner, M.D.	2009	332,982	—	183,753	13,618	(5)	530,353
President, Research and Development and	2008	322,857	437	211,439	13,335	(6)	548,067
Director
John Varian	2009	323,972	—	204,170	10,191	(7)	538,333
Chief Operating Officer and Chief	2008	314,774	—	232,583	4,618	(8)	551,975
Financial Officer
Pascal Druzgala, Ph.D.	2009	283,073	—	122,502	41,342	(9)	446,916
Vice President and Chief Scientific Officer	2008	270,118	437	185,009	36,783	(10)	492,347
Daniel Canafax, Pharm.D.	2009	270,036	—	81,668	12,271	(11)	363,975
Vice President and Chief Development	2008	263,287	437	317,158	10,611	(12)	591,493
Officer
David Nagler	2009	256,028	—	122,502	14,133	(13)	392,663
Vice President, Corporate Affairs and	2008	249,223	—	158,578	3,704	(14)	411,505
Secretary

(1)
The amount for 2008 represents a discretionary non-cash bonus paid in the form of a gift card for the achievement of a performance milestone.

(2)
The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted pursuant to our equity compensation plans in the year ended December 31, 2009. These amounts have been calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our named executive officers during 2009. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)
Consists of $325 in personal entertainment expenses, $5,544 in group term life insurance premiums and $3,000 health spending account contributions paid by us.

(4)
Consists of $300 in personal entertainment expenses and $2,602 in group term life insurance premiums paid by us.

(5)
Consists of $350 in personal entertainment expenses, $1,693 in group term life insurance premiums, $8,575 in matching 401(k) plan contributions and $3,000 health spending account contributions paid by us.

(6)
Consists of $1,236 in group term life insurance premiums and $12,099 in matching 401(k) plan contributions paid by us.

(7)
Consists of $350 in personal entertainment expenses, $1,644 in group term life insurance premiums, $5,197 in matching 401(k) plan contributions and $3,000 health spending account contributions paid by us.

(8)
Consists of $791 in group term life insurance premiums and $3,827 in matching 401(k) plan contributions paid by us.

(9)
Consists of $2,654 group term life insurance premiums, $3,000 health spending account contributions and $35,688 housing allowance paid by us.

(10)
Consists of $1,095 in group term life insurance premiums and $35,688 housing allowance paid by us.

(11)
Consists of $2,520 in group term life insurance premiums, $6,627 in matching 401(k) plan contributions and $3,000 health spending account contributions paid by us.

(12)
Consists of $1,978 in group term life insurance premiums, $7,718 in matching 401(k) plan contributions and $915 in long-term disability insurance premiums paid by us.

(13)
Consists of $2,376 in group term life insurance premiums, $8,757 in matching 401(k) plan contributions and $3,000 health spending account contributions paid by us.

(14)
Consists of $1,900 in group term life insurance premiums, $1,454 in matching 401(k) plan contributions and $350 in long-term disability insurance premiums paid by us.

GRANTS OF PLAN-BASED AWARDS DURING 2009

        The following table sets forth certain additional information regarding grants of plan-based awards to our named executive officers for the year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
			All Other Option Awards: # of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)
				Exercise Price of Option Awards ($/Sh.)
Name	Grant Date	Target ($)
Paul Goddard, Ph.D.	2/18/2009	—	200,000	2.70	405,435
	—	338,236	—	—	—
Peter G. Milner, M.D.	2/18/2009	—	90,000	2.70	183,753
	—	174,816	—	—	—
John Varian	2/18/2009	—	100,000	2.70	204,170
	—	170,085	—	—	—
Pascal Druzgala, Ph.D.	2/18/2009	—	60,000	2.70	122,502
	—	127,383	—	—	—
Daniel Canafax, Pharm.D.	2/18/2009	—	40,000	2.70	81,668
	—	121,516	—	—	—
David Nagler	2/18/2009	—	60,000	2.70	122,502
	—	115,213	—	—	—

(1)
This column sets forth the target cash bonus amounts for each named executive officer for the year ended December 31, 2009 under our cash incentive payment program established by our board of directors. For Dr. Goddard, the target bonus was 75% of his salary. For Dr. Milner and Mr. Varian the target bonus was 52.5% of their respective base salaries and the target bonuses for Drs. Druzgala and Canafax and Mr. Nagler were 45% of their respective base salaries for 2009. The actual cash bonus award earned for the year ended December 31, 2009 is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by our named executive officers for the year ended December 31, 2009.

EXECUTIVE EMPLOYMENT AGREEMENTS

        Paul Goddard, Ph.D.    In September 2005, we entered into an employment agreement with Dr. Goddard, Chairman of the Board and our Chief Executive Officer. The agreement provides that Dr. Goddard would receive an annual base salary of $400,000 and would be eligible to earn an annual bonus of up to 50% of his annual base salary contingent on the completion of specific business objectives to be determined by the Board. While not addressed in the agreement, these business objectives for Dr. Goddard were subsequently determined by our Compensation Committee to be as follows: (i) his successful assumption of the duties of Chief Executive Officer, (ii) his contribution towards our consummation of a strategic collaboration arrangement for ATI-7505 and (iii) his contribution towards the successful completion of our Series E preferred stock private financing. The agreement provided that the Board would set additional business objectives that, if the Board deemed accomplished, would raise Dr. Goddard's annual bonus by up to an additional $40,000 per year. The agreement provides that Dr. Goddard is employed "at-will," and his employment may be terminated at any time by us or Dr. Goddard. Dr. Goddard is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Dr. Goddard with certain severance and change of control benefits. See "—Post-Termination Compensation" below. In December 2008, non-substantive amendments were made to this employment agreement in accordance with Internal Revenue Service regulations. Dr. Goddard's base salary has been increased since the date of his employment agreement primarily as a result of market conditions rather than Dr. Goddard's achievement of any business objectives.

        Peter G. Milner, M.D.    In September 2005, we entered into an employment agreement with Dr. Milner, our President, Research and Development and a member of the Board. The agreement provided that Dr. Milner would receive an annual base salary and would be eligible to earn an annual bonus appropriate to his position as established by the Compensation Committee, and contingent on the successful completion of specific business objectives mutually determined by Dr. Milner and our Board. These business objectives for Dr. Milner were mutually determined by our compensation committee and Dr. Milner to be as follows: (i) his successful transition to the duties of President, Research and Development, (ii) his contribution towards our consummation of a strategic collaboration arrangement for ATI-7505 and (iii) his contribution towards the successful completion of our Series E preferred stock private financing. The agreement reaffirmed prior issuances of stock options, including a stock option to purchase 33,333 shares of common stock under our 2001 Equity Incentive Plan issued pursuant to a prior employment agreement entered into in February 2005 and amended in September 2005. The shares subject to such stock option shall vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vesting monthly thereafter. The agreement provides that Dr. Milner is employed "at-will," and his employment may be terminated at any time by us or Dr. Milner. Dr. Milner is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides Dr. Milner with certain severance and change of control benefits. See "—Post-Termination Compensation" below. Dr. Milner's base salary has been increased since the date of his employment primarily as a result of market conditions rather than Dr. Milner's achievement of any business objectives. In December 2008, non-substantive amendments were made to this employment agreement in accordance with Internal Revenue Service regulations.

        John Varian.    In November 2003, we entered into an employment agreement with Mr. Varian, our Chief Operating Officer and Chief Financial Officer. The agreement provided that Mr. Varian would receive an annual base salary of $260,000, a starting bonus of $30,000 and would be eligible to earn a bonus of $50,000 in 2004 for satisfaction of certain specified milestones. The agreement also provided for the issuance of a stock option to purchase 83,333 shares of common stock under our 2001 Equity Incentive Plan. The shares subject to such stock option vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vesting monthly thereafter. The agreement provides that Mr. Varian is employed "at-will," and his employment may be terminated at any time by us or Mr. Varian. Mr. Varian is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement also includes provisions for certain severance and change of control benefits, which provisions were superseded by the terms of the Executive Severance Benefit Plan we adopted in May 2009, or the Severance Benefit Plan. See "—Post-Termination Compensation" below. In December 2008, non-substantive amendments were made to this employment agreement in accordance with Internal Revenue Service regulations.

        Pascal Druzgala, Ph.D.    In July 2002, we entered into an employment agreement with Dr. Druzgala, our Senior Vice President and Chief Scientific Officer. The agreement provided that Dr. Druzgala would receive an annual base salary of $200,000 and would be eligible to earn an annual bonus of up to $50,000 for satisfaction of certain specified milestones. The agreement also provided for the issuance of a stock option to purchase 50,000 shares of common stock under our 2001 Equity Incentive Plan upon the closing of our Series C preferred stock financing. The shares subject to such stock option shall vest in equal monthly installments over four years. The agreement provides that Dr. Druzgala is employed "at-will," and his employment may be terminated at any time by us or Dr. Druzgala. Dr. Druzgala is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement also includes provisions for certain severance and change of control benefits, which provisions were superseded by the terms of the Severance Benefit Plan. See "—Post-Termination Compensation" below. In December 2008, non-substantive amendments were made to this employment agreement in accordance with Internal Revenue Service regulations.

        Daniel Canafax, Pharm.D.    In January 2007, we entered into an employment agreement with Dr. Canafax, our Vice President and Chief Development Officer. The agreement provided that Dr. Canafax would receive an annual base salary of $255,000, a starting bonus of $50,000, a bonus of $50,000 payable on August 1, 2007 and would be eligible to earn an annual bonus of up to 25% of his annual base salary for performance in 2007. The agreement also provided for the issuance of a stock option to purchase 83,333 shares of common stock under our 2001 Equity Incentive Plan. The shares subject to such stock option shall vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the grant date, and 1/48th of the shares subject to the stock option vesting monthly from the date of the first anniversary of his employment with us. The agreement provides that Dr. Canafax is employed "at-will," and his employment may be terminated at any time by us or Dr. Canafax. Dr. Canafax is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. In December 2008, non-substantive amendments were made to this employment agreement in accordance with Internal Revenue Service regulations. The agreement also includes provisions for certain severance and change of control benefits, which provisions were superseded by the terms of the Severance Benefit Plan. Dr. Canafax's employment with us terminated on February 26, 2010, and he received severance benefits pursuant to the Severance Benefit Plan accordingly. See "—Post-Termination Compensation" below.

        David Nagler.    In July 2003, we entered into an employment agreement with Mr. Nagler, our Vice President, Corporate Affairs and Secretary. The agreement provided that Mr. Nagler would receive an annual base salary of $200,000 and would be eligible to earn a bonus of $25,000 in 2004 for satisfaction of certain specified milestones. The agreement also provided for the issuance of a stock option to purchase 30,000 shares of common stock under our 2001 Equity Incentive Plan. The shares subject to such stock option shall vest over a four year period, with 1/4th of the shares subject to the stock option vesting on the first anniversary of the grant date, and 1/48th of the shares subject to the stock option vesting monthly thereafter. The agreement provides that Mr. Nagler is employed "at-will," and his employment may be terminated at any time by us or Mr. Nagler. Mr. Nagler is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. Mr. Nagler is also eligible to receive severance benefits pursuant to the Severance Benefits Plan. See "—Post-Termination Compensation" below.

POST-TERMINATION COMPENSATION

Retirement Savings

        We sponsor a 401(k) plan where our employees, including named executive officers, are eligible to participate. Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees is $16,500 in 2009. Participants that are 50 years or older can also make "catch-up" contributions, which in 2009 may be up to an additional $5,500 above the statutory limit. Employee contributions are held and invested by the plan's trustee. As permitted under our 401(k) plan, we match participant contributions up to 3.5% of a participant's annual compensation, subject to statutory limits.

        During the year ended December 31, 2009, Drs. Milner and Canafax and Messrs. Varian and Nagler elected to defer a portion of their compensation under the 401(k) plan and, as a result, received corresponding matching contribution from us. See "—Summary Compensation Table" above for more details on the matching contributions paid by us for our named executive officers.

Employment Agreements

        Paul Goddard, Ph.D.    Our employment agreement with Dr. Goddard, our Chairman and Chief Executive Officer, provides that if he is terminated without good cause or resigns with good reason he will receive a lump sum severance payment in an amount equal to six months of his then-current base salary, subject to withholdings and deductions. In addition, if Dr. Goddard timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either six months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner. In addition, as a condition of receiving these payments, Dr. Goddard must execute a general release of claims against the Company.

        Peter G. Milner, M.D.    Our employment agreement with Dr. Milner, our President, Research and Development and a member of the Board, provides that if he is terminated without good cause or resigns with good reason he will receive a lump sum severance payment in an amount equal to 12 months of his then-current base salary, subject to withholdings and deductions. In addition, if Dr. Milner timely elects COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either 12 months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner. In addition, as a condition of receiving these payments, Dr. Milner must execute a general release of claims against the Company. While our other named executive officers are entitled to a lump sum severance payment equal to six months salary and to reimbursement of up to six months of COBRA health insurance premiums, Dr. Milner's higher levels of benefits reflect his prioritization of these components of compensation as part of the negotiation of his employment agreement.

        John Varian and Pascal Druzgala, Ph.D.    Our employment agreements with Mr. Varian, our Chief Operating Officer and Chief Financial Officer, and Dr. Druzgala, our Senior Vice President and Chief Scientific Officer, provided for certain severance and change of control benefits, which provisions were superseded by the terms of the Severance Benefit Plan as described in "—Executive Severance Benefit Plan" below.

        Daniel Canafax, Pharm.D.    Dr. Canafax's employment with us terminated on February 26, 2010. Accordingly, his severance benefits were determined pursuant to the terms of the Severance Benefit Plan rather than his employment agreement with us, as further described under "—Executive Severance Benefit Plan" below.

Executive Severance Benefit Plan

        On May 20, 2009, we adopted the Executive Severance Benefit Plan, or Severance Benefit Plan, which provides certain severance and change of control benefits to certain of our named executive officers, consisting of Messrs. Varian and Nagler and Drs. Druzgala and Canafax. The Severance Benefit Plan provides for the payment of certain benefits to each eligible participant upon a termination by us without cause or resignation by the participant for good reason, both in connection with a change of control and not in connection with a change of control, and subject to the participant's effective release of claims and compliance with other terms of the Severance Benefit Plan.

        Pursuant to the terms of the Severance Benefit Plan, eligible participants will be entitled to receive a lump sum cash severance benefit in an amount equal to six months of such participant's then-current base salary (as defined in more detail in the Severance Benefit Plan) following a covered termination or resignation. In the event a participant timely elects continued COBRA health insurance coverage, we will reimburse his COBRA premiums for a maximum of either six months following the date his employment terminates or until he is eligible for health insurance coverage from another source, whichever occurs sooner. In addition, the vesting and, as applicable, the exercisability of all equity awards held by an eligible participant prior to a covered termination or resignation will accelerate with respect to the shares that would have vested and become exercisable under such awards had the participant remained employed by us for six months following the date of termination. However, if the covered termination or resignation occurs within 13 months following a change of control, the participant's then-outstanding equity awards will become fully vested and exercisable as of the date of such covered termination or resignation.

        If payments made under the Severance Benefit Plan to a participant are deemed to be "parachute payments" that are subject to excise taxes imposed by Section 4999 of the Internal Revenue Code, we will calculate which of the following two alternative forms of payment will be paid to a participant: (i) payment in full of the severance benefits, or (ii) payment of only a part of the severance so that the participant receives the largest payment possible without the imposition of excise taxes. The payment alternative resulting in the participant's receipt of the greater amount, on an after-tax basis and notwithstanding that all or some portion of the payment may be subject to the excise taxes, will be paid to such participant.

        The Severance Benefit Plan supersedes any and all severance and change of control benefits eligible participants were entitled to pursuant to their existing employment agreements with us and otherwise entitled to pursuant to any other agreement, plan, policy or practice maintained or entered into by us prior to the adoption of the Severance Benefit Plan. Pursuant to the terms of the Severance Benefit Plan, we will reduce a participant's severance and change of control benefits, in whole or in part, by the amount of any other severance or change of control benefits, pay in lieu of notice, or other similar benefits payable to the participant by us in connection with a covered termination or resignation.

        Dr. Canafax's employment with us terminated on February 26, 2010. He is entitled to receive the following severance benefits pursuant to the Severance Benefit Plan in connection with the termination of his employment:

	Salary(1)	Equity Acceleration(2)	Benefits(3)
Daniel Canafax, Pharm.D.	$135,000	$—	$6,768

(1)
Represents six months of continued salary based on 2009 base salary.

(2)
Calculated based on price per share of our common stock of $1.23, the closing price of our common stock on February 26, 2010 as quoted on the NASDAQ Global Market. As of February 26, 2010, Dr. Canafax did not hold any in-the-money stock options as determined by the closing price of our common stock on such date as reported by NASDAQ.

(3)
Represents six months of COBRA health benefits at the benefit rate for 2010.

Stock Option Acceleration

        Upon a change of control or certain other corporate transactions of ARYx, if the successor corporation refuses to assume or substitute the equity awards held by our employees, including our named executive officers, unvested stock options will fully vest. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested stock options held by them as of December 31, 2009 had become fully vested as a result of a change of control. The estimated benefit amount of unvested stock option awards was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on December 31, 2009, which was $3.21, and the exercise price of the stock option award.

Name	Number of Unvested Options at December 31, 2009 (#)	Total Estimated Benefit ($)
Paul Goddard, Ph.D.	212,487	80,743
Peter G. Milner, M.D.	117,066	46,512
John Varian	132,012	51,491
Pascal Druzgala, Ph.D.	85,037	31,091
Daniel Canafax, Pharm.D.	96,806	20,400
David Nagler	79,272	31,091

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

        The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers as of December 31, 2009:

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul Goddard, Ph.D.	(2)	4,166	—	0.90	(3)	7/23/2013	—	—
	(2)	441,667	—	1.80	(3)	3/3/2015	—	—
	(4)	45,833	54,167	7.55	(5)	2/5/2018	—	—
	(6)	41,680	158,320	2.70	(5)	2/17/2019	—	—
	(7)	—	—	—		—	8,328	26,733
Peter G. Milner, M.D.	(2)	33,333	—	1.80	(3)	2/2/2015	—	—
	(8)	20,399	434	1.80	(3)	9/20/2015	—	—
	(9)	16,701	4,965	3.30	(3)	2/14/2017	—	—
	(4)	18,333	21,667	7.55	(5)	2/5/2018	—	—
	(10)	—	90,000	2.70	(5)	2/17/2019	—	—
John Varian	(2)	83,333	—	0.90	(3)	12/16/2013	—	—
	(2)	77,500	—	1.80	(3)	1/18/2015	—	—
	(8)	16,318	348	1.80	(3)	9/20/2015	—	—
	(9)	26,336	7,830	3.30	(3)	2/14/2017	—	—
	(4)	20,166	23,834	7.55	(5)	2/5/2018	—	—
	(10)	—	100,000	2.70	(5)	2/17/2019	—	—
Pascal Druzgala, Ph.D.	(2)	50,000	—	0.90	(3)	7/23/2012	—	—
	(2)	18,333	—	1.80	(3)	1/18/2015	—	—
	(8)	16,318	348	1.80	(3)	9/20/2015	—	—
	(9)	19,270	5,730	3.30	(3)	2/14/2017	—	—
	(4)	16,041	18,959	7.55	(5)	2/5/2018	—	—
	(10)	—	60,000	2.70	(5)	2/17/2019	—	—
Daniel Canafax, Pharm.D	(11)	59,027	24,306	3.30	(3)	2/14/2017	—	—
	(4)	27,500	32,500	7.55	(5)	2/5/2018	—	—
	(10)	—	40,000	2.70	(5)	2/17/2019	—	—
David Nagler	(2)	3,333	—	0.90	(3)	11/13/2012	—	—
	(2)	29,999	—	0.90	(3)	7/23/2013	—	—
	(2)	48,333	—	1.80	(3)	1/18/2015	—	—
	(8)	16,318	348	1.80	(3)	9/20/2015	—	—
	(9)	8,992	2,674	3.30	(3)	2/14/2017	—	—
	(4)	13,750	16,250	7.55	(5)	2/5/2018	—	—
	(10)	—	60,000	2.70	(5)	2/17/2019	—	—

(1)
The market value of the unvested shares has been calculated based on the closing price of our common stock as quoted on the NASDAQ Global Market on December 31, 2009, which was $3.21 per share.

(2)
Represents fully vested but unexercised stock option awards as of December 31, 2009.

(3)
Represents the per share fair value of our common stock as determined by our Board of Directors in good faith on the date of grant.

(4)
1/48th of the shares subject to the option award vest monthly over four years. For Dr. Goddard, the option award vests at the rate of 2,083 shares per month, measured from the date of grant, provided, however, that to the extent Dr. Goddard ceases to serve as the Company's Chief Executive Officer but continues to serve as Chairman, the shares subject to the option award shall vest at a reduced rate, commencing from the date of Dr. Goddard's resignation or removal as Chief Executive Officer, of 1,041 shares per month for so long as Dr. Goddard continues to serve as Chairman.

(5)
Calculated based on the closing price of our common stock as quoted on the NASDAQ Global Market on the date of grant.

(6)
1/48th of the shares subject to the option award vest monthly over four years. For Dr. Goddard, the option award vests at the rate of 4,168 shares per month, measured from the date of grant, provided, however, that to the extent Dr. Goddard ceases to serve as the Company's Chief Executive Officer but continues to serve as Chairman, the shares subject to the option award shall vest at a reduced rate, commencing from the date of Dr. Goddard's resignation or removal as Chief Executive Officer, of 2,084 shares per month for so long as Dr. Goddard continues to serve as Chairman.

(7)
Our right to repurchase the unvested shares lapses on a monthly basis at the rate of 520.83 shares per month, contingent upon Dr. Goddard's continuous service to us.

(8)
6/48th of the shares subject to the option award vested in July 2006, and 1/48th of the shares vest each month thereafter until fully vested.

(9)
1/4th of the shares subject to the option award vested on November 14, 2007, the date immediately following the closing of our initial public offering, and the remaining shares vest monthly over the remaining three years.

(10)
Shares subject to the option award vest over a four year period, with 1/4th of the shares vesting on the first anniversary of the vesting commencement date and 1/48th of the shares vesting each month thereafter until fully vested.

(11)
1/48th of the shares subject to the option award vested on February 15, 2007, the date of grant, and 1/48th of the shares vest monthly from the date of the first anniversary of his employment with us until fully vested.

OPTION EXERCISES AND STOCK VESTED DURING 2009

        The following table shows the number of restricted stock award shares vested and acquired upon exercise of stock options by our named executive officers during the year ended December 31, 2009:

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)	Number of Shares Acquired on Exercise	Value Realized on Exercise
Paul Goddard, Ph.D.	6,945	$21,759	—	—

(1)
Calculated based on the closing price of our common stock as quoted on the NASDAQ Global Market during 2009.

PENSION BENEFITS

        Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION

        During the year ended December 31, 2009, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

EQUITY BENEFIT PLANS

2001 Equity Incentive Plan

        Our Board adopted the 2001 Equity Incentive Plan, or 2001 Plan, in May 2001 and our stockholders approved the 2001 Plan in May 2002. Prior to November 2007, we granted options to our named executive officers under the 2001 Plan. The 2001 Plan was terminated in connection with our initial public offering so that no further awards may be granted under such plan. The Board has the authority to construe and interpret the terms of the 2001 Plan and the awards granted under it. Although the 2001 Plan has terminated, all outstanding options will continue to be governed by their existing terms. The following is a brief description of certain of the permissible terms of options granted under the 2001 Plan:

        Exercise Price.    The exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options may not be less than 85% of the fair market value of our common stock on the date of grant. Each of the options granted to our named executive officers in 2008 carry an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

        Vesting.    Shares subject to options under the 2001 Plan generally vest in a series of installments over an optionee's period of service, with a minimum vesting rate as to non-executive employees of at least 20% per year over five years from the date of grant. For the vesting terms for stock options and restricted stock awards granted to our named executive officers under the 2001 Plan, see the section above entitled "—Outstanding Equity Awards at December 31, 2009."

        Term.    In general, the maximum term of options granted under the 2001 Plan is ten years from the date of grant. Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise the vested portion of any options for three months after the date of such termination. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Asset Sale or Merger.    In the event of a sale of substantially all of our assets or a merger, the surviving or acquiring corporation may assume or substitute substantially equivalent stock awards for the outstanding stock awards granted under the 2001 Plan. If the surviving or acquiring corporation elects not to assume or substitute for outstanding stock awards granted under the 2001 Plan, then stock awards held by individuals whose service has not terminated prior to the sale of substantially all of our assets or a merger will be accelerated in full. Upon consummation of the asset sale or merger, all outstanding stock awards will terminate to the extent not exercised or assumed by the surviving or acquiring corporation.

2007 Equity Incentive Plan

        Our Board adopted the 2007 Equity Incentive Plan, or 2007 Plan, in July 2007 and our stockholders approved the 2007 Plan in October 2007. The 2007 Plan became effective in connection with our initial public offering. The 2007 Plan will terminate on July 17, 2017, unless terminated earlier by the Board. For more information on grants under the 2007 Plan during the year ended December 31, 2009, see "—Compensation Actions for Our Executive Officers." The following is a brief description of certain of the permissible terms of stock awards granted under the 2007 Plan:

        Stock Awards.    The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation, or collectively, stock awards, which may be granted to employees, including officers, non-employee directors and consultants.

        Share Reserve.    The aggregate number of shares of common stock that may be issued pursuant to stock awards under the 2007 Plan is 2,449,700 shares as of December 31, 2009. The number of shares of common stock reserved for issuance will automatically increase on January 1st of each year through and including January 1, 2017, by the lesser of (a) 4.0% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year or (b) a lesser number of shares of common stock determined by the Board prior to the start of a calendar year for which an increase applies. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options over the term of the 2007 Plan is 6,666,666 shares.

        No person may be granted stock options or stock appreciation rights covering more than 666,666 shares of common stock under the 2007 Plan during any calendar year. Such limitation is designed to help assure that any deductions to which we would otherwise be entitled upon the exercise of such stock options and stock appreciation rights, or upon the subsequent sale of shares acquired under such awards, will not be subject to the $1 million limitation on the income tax deductibility of compensation paid to certain executive officers imposed by Section 162(m) of the Internal Revenue Code.

        If a stock award granted under the 2007 Plan expires or otherwise terminates without being exercised in full, the shares of common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2007 Plan. In addition, the following types of shares under the 2007 Plan will become available for the grant of new stock awards under the 2007 Plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares subject to stock awards that are settled in cash; (c) shares withheld to satisfy income and employment withholding taxes; (d) shares used to pay the exercise price of an option in a net exercise arrangement; (e) shares tendered to us to pay the exercise price of an option; and (f) shares that are cancelled pursuant to an exchange or repricing program. Shares issued under the 2007 Plan may be previously unissued shares or reacquired shares, including shares bought on the open market.

        Administration.    The Board has delegated its authority to administer the 2007 Plan to our Compensation Committee. Subject to the terms of the 2007 Plan, our Board or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards, and the strike price of stock appreciation rights.

        The plan administrator has the authority to:

  •
  reduce the exercise price of any outstanding option or the strike price of any outstanding stock appreciation right;

  •
  cancel any outstanding option or stock appreciation right and to grant in exchange one or more of the following:

  •
  new options or stock appreciation rights covering the same or a different number of shares of common stock,

  •
  new stock awards,

  •
  cash, and/or

  •
  other valuable consideration; or

  •
  engage in any action that is treated as a repricing under generally accepted accounting principles.

        Stock Options.    Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option provided that the exercise price of an incentive stock option and nonstatutory stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2007 Plan vest at the rate specified by the plan administrator.

        Generally, the plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years (except in the case of certain incentive stock options, as described below). Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionee, (d) a net exercise of the option, (e) a deferred payment arrangement and (f) other legal consideration approved by the plan administrator.

        Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee's death.

        Tax Limitations on Incentive Stock Options.    Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates, unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

        Restricted Stock Awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for: (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration approved by the plan administrator. Shares of common stock acquired under a restricted stock award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

        Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration acceptable to the Board. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect to shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's cessation of continuous service for any reason.

        Stock Appreciation Rights.    Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of the common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2007 Plan vests at the rate specified in the stock appreciation right agreement.

        The plan administrator determines the term of stock appreciation rights granted under the 2007 Plan up to a maximum of ten years. If a participant's service relationship with us, or any of our affiliates, ceases, then the participant, or the participant's beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

        Performance Stock Awards.    The 2007 Plan permits the grant of performance stock awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid to certain executive officers imposed by Section 162(m) of the Internal Revenue Code. To assure that the compensation attributable to one or more performance stock awards will so qualify, our compensation committee can structure one or more such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 666,666 shares of common stock.

        Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

        Changes to Capital Structure.    In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the 2007 Plan, (b) the maximum number of shares that may be issued pursuant to the exercise of incentive stock options, (c) the maximum number of stock options, stock appreciation rights and performance stock awards for which any one person may be granted per calendar year and (d) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

        Corporate Transactions.    In the event of certain significant corporate transactions as set forth in the 2007 Plan, outstanding stock awards under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. The Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (a) the value of the property that the stock award would have received upon exercise of the stock award, over (b) the exercise price otherwise payable in connection with the stock award.

        Changes in Control.    Our Board has the discretion to provide that a stock award under the 2007 Plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant's service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2007 Plan will not vest on such an accelerated basis unless specifically provided by the participant's applicable award agreement.

2007 Employee Stock Purchase Plan

        Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. As of December 31, 2009, the ESPP authorizes the issuance of 544,096 shares of common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1st of each year through and including January 1, 2017, by the lesser of (a) 1.0% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year or (b) a lesser number of shares of common stock determined by our Board of Directors prior to the start of a year for which an increase applies. The maximum number of shares that may be issued pursuant to the exercise of purchase rights over the term of the ESPP is 1,666,666 shares. The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

        The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Board, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase. The first offering period under the ESPP commenced in August 2008. As of December 31, 2009, an aggregate of 5,662 shares of our common stock have been purchased under the ESPP.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of February 15, 2010 by: (i) each director and nominee for director; (ii) each of our executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with MPM Capital(2)	5,900,885	20.7%
Growth Equities Opportunities Fund, LLC(3)	5,810,056	19.8
Nomura Phase4 Ventures L.P.(4)	2,240,158	8.0
Ayer Capital Management, L.P.(5)	2,138,572	7.6
Jennison Associates LLC(6)	1,950,717	6.9
Executive Officers and Directors
Paul Goddard, Ph.D.(7)	723,459	2.5
Peter G. Milner, M.D.(8)	477,366	1.7
Pascal Druzgala, Ph.D.(9)	315,895	1.1
John Varian(10)	257,597	*
David Nagler(11)	143,631	*
Daniel Canafax, Pharm. D.(12)	110,439	*
David W. Beier(13)	14,905	*
Lars Ekman, M.D., Ph.D.(14)	34,535	*
Keith R. Leonard(15)	34,535	*
Herm Rosenman(16)	34,535	*
Paul J. Sekhri(17)	34,535	*
Nicholas J. Simon(18)	5,939,822	20.8
All executive officers and directors as a group (12 persons)(19)	8,121,254	27.0%

*
Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, ARYx believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,034,300 shares outstanding on February 15, 2010, adjusted as required by rules promulgated by the SEC.

(2)
Consists of 83,805 shares held by MPM Asset Management Investors 2002 BVIII LLC, ("AM 2002"), 358,453 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG ("BV KG"), 128,140 shares held by MPM BioVentures III Parallel Fund, LP ("BV Parallel"), 285,204 shares held by MPM BioVentures III, LP ("MPM III"), 4,241,787 shares held by MPM BioVentures III-QP, LP ("BV III QP") and 267,183 shares held by MPM BioVentures Strategic Fund, LP ("BV SF"). Also includes shares that the entities have a right to acquire within sixty (60) days of February 15, 2010 through the exercise of outstanding warrants: 8,817 by AM 2002, 37,713 by BV KG, 13,483 by BV Parallel, 30,007 by MPM III, and 446,293 by BV III QP. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC, or MPM BV III LLC, are the direct and indirect general partners of the above mentioned funds. Luke Evnin, Ansbert Gadicke, Michael Steinmetz, Nicholas Galakatos, Dennis Henner, Kurt Wheeler and Mr. Simon, one of our directors, are members of MPM BV III LLC and MPM AMI BV III and share investment and voting power over the shares held by all the above-mentioned funds. Messrs. Evnin, Gadicke, Steinmetz, Galakatos, Henner, Wheeler and Simon each disclaim beneficial ownership of the shares held by such above-mentioned funds except to the extent of their respective proportionate pecuniary interests therein. The address of MPM Capital is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(3)
Consists of 4,469,274 shares directly held by Growth Equity Opportunities Fund, LLC ("GEO") and indirectly held by New Enterprises Associates 12, Limited Partnership ("NEA 12"), the sole member of GEO; NEA Partners 12, Limited Partnership ("NEA Partners 12"), the sole general partner of NEA 12; NEA 12 GP, LLC ("NEA 12 GP"), the sole general partner of NEA Partners 12; and the individual managers of NEA 12 GP (NEA 12, NEA Partners 12, NEA GP 12 and the individual managers of NEA 12 LLC (together, the "Indirect Reporting Persons"). The individual managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, C. Richard Kramlich, Krishna "Kittu" Kolluri, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Also, includes 1,340,782 shares that GEO and the Indirect Reporting Persons have a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding warrants. The Indirect Reporting Persons disclaim beneficial ownership of such portion of the securities held by GEO except to the extent of their pecuniary interests therein. The address of GEO is c/o New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

(4)
Nomura Phase4 Ventures Limited, as manager of Nomura Phase4 Ventures LP, has voting and investment power over all the shares held by such fund. Nomura Phase4 Ventures Limited is a subsidiary of Nomura International plc which is a subsidiary of Nomura Europe Holdings plc, which in turn is a subsidiary of Nomura Holdings Inc., a publicly traded company. Mr. Hiromichi Aoki, the Head of Merchant Banking, Nomura International plc, and Dr. Denise Pollard-Knight, the Head of Nomura Phase4 Ventures, are the only two members of the board of directors of Nomura Phase4 Ventures Limited and both of them, acting together, exercise the voting and investment power of Nomura Phase4 Ventures Limited. The address of Nomura Phase4 Ventures LP is Nomura House, 1 St Martin's-le-Grand, London EC1A 4NP, United Kingdom.

(5)
Ayer Capital Management, LP holds the securities on behalf of other persons who have the right to receive or the power to direct the receipt of, dividends from, or proceeds from the sale of, such securities. The address of Ayer Capital Management, LP is 230 California, Suite 600, San Francisco, California 94111.

(6)
Consists of 231,282 hares held by IFTCO, as nominee for Pacific Select Fund Health Services Portfolio ("IFTCO") and 1,317,200 shares held by Hare & Co., as nominee for Prudential Health Sciences Fund d/b/a Prudential Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc. (formerly known as Prudential Health Sciences Fund d/b/a Jennison Health Sciences Fund, a series of Prudential Sector Funds, Inc., d/b/a JennisonDryden Sector Funds) ("Hare"). Also includes 44,635 shares and 357,600 shares that IFTCO and Hare, respectively, may acquire within 60 days of February 15, 2010 through the exercise of outstanding warrants. Jennison Associates LLC ("Jennison") serves as sub-adviser with power to direct investments and/or power to vote the shares held by IFTCO and Hare and may be deemed to beneficially own such shares. Jennison expressly disclaims ownership of such shares. Jennison is a wholly owned subsidiary of Prudential Financial, Inc., a publicly traded financial services firm. The address of these entities is c/o Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017.

(7)
Includes 597,939 shares that Dr. Goddard has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options, 7,286 shares subject to our unvested share repurchase right as of February 15, 2010 and 57,187 shares held by Paul & Jaqueline Goddard Family Living Trust for which Dr. Goddard and his spouse are trustees.

(8)
Includes 4,052 shares held by Naomi Milner; 31,903 shares held by Diarmuid Investments Ltd.; 16,666 shares held by Susan C. Price and 118,712 shares that Dr. Milner has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options. Dr. Milner is deemed to have shared voting and investment power over the shares held by Naomi Milner, Dr. Milner's sister, Diarmuid Investments, Ltd. and Susan C. Price, Dr. Milner's spouse.

(9)
Includes 141,560 shares that Dr. Druzgala has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(10)
Consists of 257,597 shares that Mr. Varian has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(11)
Includes 250 shares held by Mr. Nagler's adult dependent son; 250 shares held by Mr. Nagler's adult dependent daughter; 500 shares held by Mr. Nagler as custodian under UGMA for his minor children; and 140,794 shares that Mr. Nagler has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options. Mr. Nagler is deemed to have shared voting and investment power over the shares held by his adult dependent son and daughter.

(12)
Includes 109,304 shares that Dr. Canafax has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(13)
Consists of 14,905 shares that Mr. Beier has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(14)
Consists of 34,535 shares that Dr. Ekman has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(15)
Consists of 34,535 shares that Mr. Leonard has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(16)
Consists of 34,535 shares that Mr. Rosenman has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options.

(17)
Consists of 34,535 shares that Mr. Sekhri has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options. Mr. Sekhri, one of our directors, is a venture partner at MPM Capital but has no voting or investment power over any shares held by the entities affiliated with MPM Capital.

(18)
Includes the shares described in Note (2) above and 34,535 shares that Mr. Simon has a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options. Mr. Simon disclaims beneficial ownership of the shares described in Note (2), except to the extent of his pecuniary interest therein.

(19)
Includes 5,900,885 shares held by entities affiliated with certain of our directors and 2,089,799 shares that certain of our executive officers and directors have a right to acquire within 60 days of February 15, 2010 through the exercise of outstanding stock options and warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        Pursuant to our Code of Conduct, our executive officers and directors, including their immediate family members and affiliates, are not permitted to enter into any transactions with us without the prior consent of our Audit Committee, or the Board or any independent committee thereof in case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In approving or rejecting such proposed transactions, our Audit Committee or the Board, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee or the Board, as applicable, including but not limited to the risks, costs, benefits to us, the terms of the transactions, the availability of other sources for comparable services or products and, if applicable, the impact on a director's independence. Our Audit committee and/or Board shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or Board determines in the good faith exercise of its discretion. We have designated a compliance officer to generally oversee compliance with our Code of Conduct. All of the transactions described below were entered into prior to the adoption of our Code of Conduct.

CERTAIN RELATED-PERSON TRANSACTIONS

        Other than as described below, there were no other related-person transactions during 2009 with our executive officers, directors and beneficial owners of five percent or more of our securities.

Employment Agreements

        We have entered into employment agreements with our executive officers. See "Executive Compensation—Executive Employment Agreements" and "Executive Compensation—Post-Termination Compensation."

Stock Option and Stock Award Grants to Executive Officers and Directors

        We have granted stock options and/or stock awards to our executive officers and our non-employee directors. See "Executive Compensation."

Severance and Change of Control Arrangements

        Some of our executive officers are entitled to certain severance and change of control benefits. For information regarding these arrangements, see "Executive Compensation—Post-Termination Compensation."

Indemnification Agreements with Executive Officers and Directors

        We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify, under the circumstances and to the extent provided in such agreements, our directors and executive officers for some expenses, including attorney's fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as our director, officer, employee or other agent or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We also intend to enter into these indemnification agreements with our future executive officers and directors.

        There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of proxy materials, please notify your broker. Direct your written request to ARYx Therapeutics, Inc., Attn: Corporate Secretary, at 6300 Dumbarton Circle, Fremont, California 94555, or contact David Nagler, our Vice President, Corporate Affairs and Secretary at (510) 585-2200. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Nagler Secretary

April 16, 2010

        A copy of our Annual Report on Form 10-K to the Securities and Exchange Commission for the year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 016Q8B 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + C Non-Voting Items A Election of Directors — The Board of Directors recommends a vote FOR all the nominees for director listed in Proposal 1 below. For Against Abstain Proposal 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as ARYx’s independent registered public accounting firm for the year ending December 31, 2010, as described in the accompanying proxy statement. OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the 2010 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment. Change of Address — Please print new address below. 01 - David W. Beier 02 - Paul Goddard, Ph.D. 03 - Herm Rosenman Proposal 1: To elect three directors to hold office until the 2013 Annual Meeting of Stockholders, as described in the accompanying proxy statement. For Withhold For Withhold For Withhold B Ratification of Selection of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR Proposal 2 below. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 5 0 1 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1] Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ARYX • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010 The stockholder(s) designated on the reverse side of this Proxy Card hereby appoint(s) John Varian and David Nagler, or each of them, as attorneys-in-fact and proxies of the stockholder(s), each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this Proxy Card, all of the shares of common stock of ARYx Therapeutics, Inc. which the stockholder(s) may be entitled to vote at the Annual Meeting of Stockholders of ARYx Therapeutics, Inc. to be held on Wednesday, May 19, 2010 at 9:00 a.m. (local time) at 6300 Dumbarton Circle, Fremont, California 94555, and at any and all postponements, continuations and adjournments thereof, with all powers that the stockholder(s) would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY Proxy — ARYX THERAPEUTICS, INC. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010 The proxy statement and annual report to stockholders are available at www.envisionreports.com/ARYX ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by ARYx Therapeutics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. [1]IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 19, 2010
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
PROPOSAL 1
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
DIRECTOR COMPENSATION
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS